Exhibit 10.3

August 30, 2007

P.R. Peterson Keogh Plan

6111 Blue Circle

Minnetonka, MN 55343-9108

PPT Vision, Inc. hereby agrees that the 2,500,000 shares of common stock to be issued to you pursuant to the Subscription Agreement dated as August 30, 2007 will be issued to you as soon as possible after the approval of the increase in the authorized common stock of the Company at the 2008 Annual Meeting of Shareholders and the filing of an amendment to the Articles with the Minnesota Secretary of State or such earlier date as the Company’s shareholders approve an increase in the Company’s common stock.

PPT VISION, INC.

By:	/s/ Joseph C. Christenson
Joseph C. Christenson
Chief Executive Officer